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Pam Scott
VP, Corporate Communications
509-777-6393
509-570-4610
Pam.Scott@redlion.com

RLHC Announces Redemption of Trust Preferred Securities

Spokane, Wash., Nov 11, 2015 – RLHC (Red Lion Hotels Corporation) (NYSE: RLH) announced today that Red Lion Hotels Capital Trust (the “Trust”) will redeem all $29.9 million of its issued and outstanding 9.5% Trust Preferred Securities, CUSIP No. 75670L 10 4 (the “trust preferred securities”) and all $0.9 million of its issued and outstanding 9.5% Trust Common Securities (the “trust common securities”) on December 15, 2015 (the “redemption date”). The redemption price will be the liquidation amount of $25 per trust preferred security and $25 per trust common security, together with accrued and unpaid distributions to the redemption date.
RLHC believes that the redemption of all outstanding trust preferred securities is in keeping with its strategy set out early in 2015, in which RLHC will continue to focus on the expansion of a national footprint by adding franchise and management operating agreements and reduce its ownership of properties within its system. Additionally, the redemption of the trust preferred securities will be immediately accretive to earnings and will reduce RLHC’s annual interest expense by approximately $2.9 million.
The redemption of the trust preferred securities and trust common securities will occur concurrently with RLHC’s redemption of all $30.8 million of its outstanding 9.5% Junior Subordinated Debentures due 2044 (the “debentures”), all of which are held by the Trust. RLHC will use internal resources to fund this redemption. The proceeds from the redemption of the debentures will be applied to redeem the trust preferred securities and the trust common securities.

About RLHC:
Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotel, Red Lion Inn & Suites, GuestHouse International and Settle Inn brands. Established in 1959, the company has 125 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company's website at www.redlion.com.
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